WATCHOUT!,INC.
                            7272 WISCONSIN AVE. #300
                            BETHESDA, MARYLAND 20814
                                 (888) 261-2887




                                                              December 29, 2000

VIA HAND DELIVERED:

WIRELESSON.COM ltd
&
EXPANDED SYSTEMS SOLUTION INC.



Attn: ALLAN BEZANSON

                   Re:     Letter of Intent

 Dear Mr. Bezanson:

         This letter will serve to confirm our recent discussions regarding the proposed acquisition by WatchOut! Inc. ("WO") of Wirelesson.com AND Expanded Systems Solutions Inc., (the "Company"). Such purchase and the related transactions described herein are collectively referred to as the "Investment." The following numbered paragraphs reflect our understanding of the matters described in them, but are not to constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of WatchOut!, Inc. or Company with respect to the matters, described therein, except for numbered paragraphs 6(A-C). This Letter of Intent does, however, set forth a good faith intention of the parties to enter into a more definitive agreement regarding the Relationship between the parties. ("Definitive Agreement").

         1. Structure and Terms. Until additional due diligence is completed we are suggesting an outline for the acquisition as stated:

         A.) We are prepared to pay 1,000,000 million shares of Rule 144 stock to purchase the remaining 92% outstanding in Wirelesson.com and Expanded Systems Solutions Inc. We would be willing to provide a put @ $.80 USD a share.

         B.) Base upon analysis of the current staff we would provide three-year employment contracts to the existing management staff that was deem essential including production bonus based upon obtaining their production targets. Glenn Boyd and Grahame Entwistle will be deemed essential employees.

         C.) We would assume the responsibility for the operational expenses, and provide additional capital for the operation. We expect to designate $2 million CDN.from our capital raise to expand the operation of Wirelesson.

         D.) The principles (Glenn Boyd and Grahame Entwistle) of Expanded Systems would receive a bonus of $1.8-million dollars CDN worth of stock based upon if they were ably to maintain the actually revenue in the amount of $600,000 CDN (minus the accounting games) for the next two years.

         E.) Watchout is to complete a registration statement in January. Upon the registration statement becoming effective the two principles of Expanded Systems Solutions Inc. would each become eligible to receive $100,000CDN. The condition for the payment is that the Company must be profitable and the payment would be paid over four quarters. The first half of the payment is unconditional of the profitable.

         F.) Watchout would be required to payoff the loan to NOVALINK FINANCE LTD in the amount of $300,000 CDN. The condition for the payment is that the payments would be paid in six payments commencing on or before September 1, 2001.

         G.) Protec Trading Inc. would receive cash payment of $100,000 USD on or before July 1, 2001.

         2. Board of Directors. The definitive agreement described below will include provisions whereby WO will agree that upon the effective date of the Agreement, the Board of Directors of WO will be three with one vacancies being tilled by individuals chosen solely by Company, and two director remaining. Wirelesson's appointed director will sit on the compensation committee, audit committee and would have veto power for the issuance of free trading stock

         3. Operation of the Business. At all times prior to the closing of the Acquisition or the abandonment of the proposed transactions described herein, the Company and WO will conduct its business solely in the ordinary course, and will not enter into any material transaction outside of the ordinary course, including but not limited to issuing any additional capital stock of the Company (other than upon the exercise or conversion of any options, warrants, convertible securities or other rights outstanding on the date hereof), incurring any indebtedness for money borrowed or any other material indebtedness, changing its methods of payment of accounts payable or collection of accounts receivable, or paying any dividends, distributions, fees or other payments to stockholders, directors, executive officers or other affiliates of the Company (other than normal compensation and expense reimbursements in the ordinary course of business consistent with past practice), without notifying each other in advance, in writing.

         5. Expenses. Each party will be responsible for the payment of its own costs and expenses (including, without limitation, professional fees of its attorneys, accountants and other advisors) in connection with these transactions.

          6. Upon execution of counterparts of this Letter by you, the following lettered paragraphs will constitute the legally binding and enforceable agreement of WatchOut, Inc. and Company in consideration of their mutual undertakings as to the matters described herein:

                  A. Best Efforts - WatchOut, Inc. and Company will negotiate in good faith and use their best efforts to arrive at a mutually acceptable Definitive Agreement for approval, execution, and delivery on the earliest reasonably practicable date.


                  B. Confidentiality - The parties hereto acknowledge that in the negotiation of the Definitive Agreement each will obtain and learn confidential information of the other, and each covenants and agrees that it shall not divulge, either in writing or orally, any information of a confidential nature to which it becomes privy which is not otherwise available to the public generally or contained in any filing or report to a public agency, by virtue of this Agreement or the performance of their respective duties and obligations hereunder, but shall maintain such information in confidence; provided, however, that to the extent necessary to carry out their respective duties hereunder, such information as is necessary to such performance may be shared by employees of the respective parties, but shall not be divulged to any third party. For purposes of enforcing the foregoing provisions, such confidential information which either party may be privy to of the other shall be deemed "trade secrets." The provisions of this paragraph shall be binding upon both parties and shall survive expiration or termination of this Agreement. Any breach or violation of the provisions of this paragraph shall entitle the aggrieved party to injunctive relief to restrain any existing or future disclosure of such information or material in addition to any other relief, including the recovery of damages, available at law.

If a Definitive Agreement is not executed by the parties, each party will return to the other all materials containing or reflecting any trade secrets and will not retain any copies, extracts, or other reproductions thereof.

                  C. Except with respect to the provisions of paragraphs A-C, either party hereto may terminate this letter, and thereafter this letter shall have no further force and effect and the parties shall have no further obligations hereunder if the Definitive Agreement is not signed on or before January 15, 2001 at 12:00 noon eastern standard time, if such terminating party is not in breach of any of the binding provisions hereof.

         7. Due Diligence. At all times through the preparation of definitive agreements and the closing of the Acquisition, WO and its representatives will be afforded the opportunity to conduct a full due diligence investigation of the assets, business, financial condition, management and prospects of the Company, the results of which due diligence investigation shall be satisfactory to WO. This shall include a review of Company's financial statements. Company shall have the same due diligence rights regarding WO as set forth herein.

         8. Closing_ Date. Subject to satisfactory completion of due diligence and the Definitive Agreement described below, it is anticipated that the closing of the Investment will occur on or before January 15, 2001

         9. Conclusion. This letter represents only an expression of our mutual intention at this time and shall not be construed or deemed to represent an agreement or agreement to agree, as to any Investment or other transaction. It is expressly understood and agreed that the legal rights and obligations of the parties shall arise only pursuant to definitive agreements regarding the Investment (collectively, the "Definitive Agreement"), containing customary representations, warranties, covenants and agreements of the parties thereto and in form and content mutually satisfactory to such parties and their legal counsel; provided, however, that notwithstanding the otherwise non-binding nature of this letter, the provisions of paragraph 6 above, shall be binding on the parties upon the execution and delivery of this letter.

         If the foregoing accurately reflects the substance of our understanding at this time, please so indicate by signing a copy of this letter of intent in the space provided below.

                                     Very truly yours,

                                     WATCHOUT!INC.



                                     By: /s/ Todd Violette
                                        -------------------------------------
                                             Todd Violette, Chairman of Board


Acknowledged, Confirmed and
Agreed To:

Wirelesson.com


/s/  Allan Bezanson
--------------------------
     Allan Bezanson



Expanded Systems


/s/ Glenn Boyd
--------------------------
    Glenn Boyd

/s/ Grahame Entwistle
--------------------------
    Grahame Entwistle